SCHEDULE 14A

          INFORMATION REQUIRED IN PROXY STATEMENT
                 SCHEDULE 14A INFORMATION
      Proxy Statement Pursuant to Section 14(a) of the
            Securities and Exchange Act of 1934

[X] Filed by the Registrant
[ ] Filed by a Party other than the Registrant

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                   CHECKPOINT SYSTEMS, INC.
-----------------------------------------------------------------
(Name of Registrant as Specified in its Charter)

-----------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act
    Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:
-------------------------------------------------------------------

(2) Aggregate number of securities to which transaction applies:
-------------------------------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was
    determined:
-----------------------------------------------------------------

(4) Proposed maximum aggregate value of transaction:
-------------------------------------------------------------------

(5) Total Fee paid:
--------------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid: .....................................
(2) Form Schedule or Registration Statement No:..................
(3) Filing Party:................................................
(4) Date Filed:..................................................

                        [CHECKPOINT SYSTEMS, INC. LOGO]



                                 101 WOLF DRIVE
                                  P.O. BOX 188
                              THOROFARE, NJ 08086

                         ------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                    TO BE HELD ON WEDNESDAY, APRIL 23, 1997
                         ------------------------------

     The Annual Meeting of Shareholders (the "Meeting") of Checkpoint Systems, Inc. (the "Company") will be held on Wednesday, April 23, 1997, at 10:00 a.m., local time, at the Company's corporate headquarters located at 101 Wolf Drive, Thorofare, New Jersey 08086, for the following purposes:

          1. To elect three Class III directors to hold office until the 2000 Annual Meeting of Shareholders and until their successors are duly elected and qualified;

          2. To consider a proposal to approve amendments to the Checkpoint Systems, Inc. Stock Option Plan (1992) to: (a) extend the termination date of the Plan from May 17, 1997 to May 17, 2007; (b) increase the number of shares issuable thereunder from 9,000,000 to 12,000,000; and (c) modify both the number of Options issuable to Non-Employee Directors and the issuance date of such Options.

          3. To transact such other business as may properly come before the Meeting.

     You are cordially invited to attend the Meeting in person. The Board of Directors has fixed the close of business on March 13, 1997 as the record date for the Meeting. Only Shareholders of record at that date are entitled to notice of and to vote at the Meeting and any adjournment or postponement thereof.

     The enclosed proxy is solicited by the Board of Directors of the Company. Reference is made to the attached proxy statement for further information with respect to the business to be transacted at the Meeting. The Board of Directors urges you to sign, date and return the enclosed proxy promptly. Should you decide to attend the Meeting in person, you may revoke your proxy at that time.

                                         NEIL D. AUSTIN
                                         Secretary

March 21, 1997

                            CHECKPOINT SYSTEMS, INC.
                                 101 WOLF DRIVE
                                  P.O. BOX 188
                              THOROFARE, NJ 08086

                         ------------------------------

                                PROXY STATEMENT
                         ------------------------------

                                    GENERAL

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Checkpoint Systems, Inc. (the "Company") for use at the Company's Annual Meeting of Shareholders (the "Meeting") which will be held on the date, at the time and place and for the purposes set forth in the foregoing notice, and any adjournment or postponement thereof. This proxy statement, the foregoing notice and the enclosed proxy are first being sent to shareholders of the Company (the "Shareholders") on or about March 21, 1997.

     The Board of Directors does not presently intend to bring any matter before the Meeting except as specifically indicated in the notice and does not know of anyone else who intends to do so. If any other matters properly come before the Meeting, however, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters. If the enclosed proxy is properly executed and returned prior to voting at the Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. In the absence of instructions, the shares will be voted "FOR" the nominees of the Board of Directors in the election of the Class III directors; "FOR" the proposal to approve amendments to the Checkpoint Systems, Inc. Stock Option Plan (1992) to: (a) extend the termination date of the Plan from May 17, 1997 to May 17, 2007; (b) increase the number of shares issuable thereunder from 9,000,000 to 12,000,000; and (c) modify both the number of Options issuable to Non-Employee Directors and the issuance date of such Options.

     Any proxy may be revoked at any time prior to its exercise by notifying the Secretary in writing, by delivering a duly executed proxy bearing a later date, or by attending the Meeting and voting in person. However, revocation of a proxy shall not affect any vote taken prior to such revocation.

                    VOTING SECURITIES AND SECURITY OWNERSHIP

VOTING SECURITIES

     At the close of business on March 13, 1997, the record date fixed for the determination of Shareholders entitled to notice of and to vote at the Meeting, there were outstanding 34,575,528 shares of the Company's Common Stock, $.10 par value per share (the "Common Stock") outstanding, each entitled to one vote. There is no other class of voting securities outstanding. The presence at the Meeting, in person or by proxy, of at least a majority of the votes that all Shareholders are entitled to cast shall constitute a quorum for purposes of conducting business. If the Meeting is adjourned, any unfinished business of the Meeting may be carried on at any continuation of the original meeting, notwithstanding that a quorum is not present at the continued meeting. In the election of the Class III directors, Shareholders entitled to vote do not have cumulative voting rights.

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information respecting the holdings of the parties who were known to the Company to be the beneficial owners of more than 5% of the outstanding Common Stock of the Company as of March 13, 1997. The parties named below have sole voting power and sole investment power with respect to the shares indicated as beneficially owned, except where otherwise indicated.

                                                             AMOUNT AND NATURE OF        PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER                         BENEFICIAL OWNERSHIP       COMMON STOCK
------------------------------------                         --------------------       ------------
A I M Management Group Inc.                                         2,517,895(1)               7.4%
11 Greenway Plaza, Suite 1919
Houston, Texas 77046

------------------
(1) Based on information supplied in a Schedule 13G dated February 12, 1997 as filed with the Securities and Exchange Commission by A I M Management Group Inc., on behalf of itself and its wholly-owned subsidiaries, A I M Advisors, Inc. and A I M Capital Management, Inc.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth certain information respecting the Common Stock of the Company beneficially owned by each director and nominee for director, the Chief Executive Officer and the four other most highly compensated executive officers of the Company other than the Chief Executive Officer, and by the group consisting of such persons and the other executive officers as of March 7, 1997. Each of the persons named below has sole voting power and sole investment power with respect to the shares indicated as beneficially owned, unless otherwise stated.

NAME AND ADDRESS OF                                       AMOUNT AND NATURE OF         PERCENT OF
  BENEFICIAL OWNER                                        BENEFICIAL OWNERSHIP       COMMON STOCK(1)
  ----------------                                        --------------------       ---------------
Robert O. Aders                                                     21,371(2)                 .06
Dr. Roger D. Blackwell                                              93,556(3)                 .27
Richard J. Censits                                                  58,756                    .17
David W. Clark, Jr.                                                134,506(4)                 .39
Allan S. Kalish                                                     11,456(5)                 .03
Dr. Elisa Margaona                                                   4,519(6)                 .01
Raymond R. Martino                                                   4,519(7)                 .01
Jermain B. Porter                                                   55,356(8)                 .16
Albert E. Wolf                                                   1,210,185(9)                3.50
Kevin P. Dowd                                                      374,949(10)               1.08
Steven G. Selfridge                                                242,457(11)                .70
William J. Reilly, Jr.                                             138,914(12)                .40
Michael E. Smith                                                   114,851(13)                .33
All Directors and Officers as a Group                            3,223,570(14)               9.32
  (25 persons)

------------------
      (1) Unissued shares subject to options exercisable within 60 days of March 7, 1997 are deemed to be outstanding for the purpose of calculating the percent of Common Stock beneficially owned.
      (2) Includes 9,356 shares subject to currently exercisable options to purchase the Company's Common Stock, 10,000 shares purchased on behalf of Mr. Aders as sole trustee under the Robert O. Aders IRA IMA Rollover account and 2,015 shares held in trust by Mr. Aders' wife. All options reported herein and in the footnotes below are currently exercisable to purchase the Company's Common Stock (the "Options").
      (3) Includes 93,356 Options and 200 shares purchased on behalf of Dr. Blackwell as sole trustee under the Roger D. Blackwell Pension Plan.
      (4)  Includes 89,356 Options.
      (5) Includes 9,356 Options and excludes 175 shares owned by Mr. Kalish's wife, as to which Mr. Kalish disclaims beneficial ownership.
      (6)  Consists of 4,519 Options.
      (7)  Consists of 4,519 Options.
      (8) Includes 33,356 Options, and excludes 15,840 shares owned by Mr. Porter's wife, as to which Mr. Porter disclaims beneficial ownership.
      (9) Includes 459,356 Options; 116,306 shares held in trust for Mr. Wolf in accordance with the Will of his late father, as to which Mr. Wolf is both a Trustee and income beneficiary and has sole voting power; and 99,688 shares held in trust for Mr. Wolf's children as to which Mr. Wolf's children are principal beneficiaries and Mr. Wolf is income beneficiary. Amount shown excludes 279,800 shares owned by Mr. Wolf's wife, for which Mr. Wolf disclaims beneficial ownership.
     (10) Includes 370,000 Options and 4,949 shares held by the custodian of the Company's Employees' Stock Purchase Plan ("ESPP").
     (11) Includes 240,000 Options; 60 shares (30 shares each) which are held by each of Mr. Selfridge's two minor children, under the NJ Unif Tran Min Act; and 2,397 shares held by the custodian of the ESPP.
     (12) Includes 130,000 Options and 4,514 shares held by the custodian of the ESPP.
     (13) Includes 110,000 Options and 4,851 shares held by the custodian of the ESPP.
     (14) See footnotes 1-12 above. Total shown includes 23,444 shares held by the custodian of the ESPP.


                             ELECTION OF DIRECTORS

IDENTIFICATION OF THE DIRECTORS TO BE ELECTED

     At the Meeting, the Shareholders will elect three Class III directors to hold office until the 2000 Annual Meeting of Shareholders and until their respective successors have been duly elected and qualified. The Company's Board of Directors is divided into three classes serving staggered three-year terms, the term of one class of directors expiring in each year. The term of the Company's four Class III directors, Kevin P. Dowd, Allan S. Kalish, Raymond R. Martino and Albert E. Wolf will expire at the Meeting. Pursuant to the Company's Amended and Restated By-Laws, a Director reaching age 70 is no longer qualified to stand for re-election; therefore, Mr. Kalish will not stand for re-election. No successor is being named at this time.

     The Board of Directors has nominated Kevin P. Dowd, Raymond R. Martino and Albert E. Wolf for election at the Meeting as the Company's Class III directors and Messrs. Dowd, Martino and Wolf have indicated their willingness to continue to serve as directors. If a nominee, at the time of his election, is unable or unwilling to serve, and as a result a substitute nominee is designated, the persons named in the enclosed proxy or their substitutes will have discretionary authority to vote or to refrain from voting for the substitute nominee in accordance with their judgment. Unless contrary instructions are given, the shares represented by the enclosed proxy will be voted "FOR" the election of Messrs. Dowd, Martino and Wolf.

     The nominees for election as the Class III directors and the directors whose terms of office will continue after the Meeting, together with certain information about them, are as follows:

                                              DIRECTOR       TERM
NAME                                AGE         SINCE       EXPIRES    POSITIONS WITH THE COMPANY
----                                ---         -----       -------    --------------------------
Robert O. Aders                     70          1994         1999   Director
Roger D. Blackwell                  57          1990         1998   Director(1)(2)
Richard J. Censits                  59          1985         1998   Director(1)(3)
David W. Clark, Jr.                 59          1982         1999   Director(1)(3)
Kevin P. Dowd                       48          1995         1997   President, Chief Executive Officer and
                                                                      Director
Elisa Margaona                      67          1996         1999   Director
Raymond R. Martino                  59          1996         1997   Director(2)
Jermain B. Porter                   70          1981         1998   Director(2)
Albert E. Wolf                      67          1969         1997   Chairman of the Board and Director(3)

------------------
(1) Member of the Company's Audit Committee.
(2) Member of the Company's Compensation and Stock Option Committee.
(3) Member of the Company's Executive Committee.

PRINCIPAL OCCUPATIONS AND DIRECTORSHIPS HELD BY EACH NOMINEE FOR DIRECTOR AND THE DIRECTORS WHOSE TERMS OF OFFICE CONTINUE AFTER THE MEETING

     Mr. Aders has been Chairman of The Advisory Board, Inc., an international consulting organization since 1992. Mr. Aders is Of Counsel at the law firm of Collier, Shannon, Rill & Scott. He is also President Emeritus and a member of the Board of Directors of Food Marketing Institute ("FMI"), where he served as Chief Executive Officer from the founding of FMI in 1976 until his retirement in 1993. Mr. Aders served as Under Secretary of Labor and Acting Secretary during 1975 and 1976 prior to which time he was Chairman of the Board of the Kroger Co. Mr. Aders is a director of Telepanel Systems, Inc., a Canadian manufacturer of electronic shelf labels for sale to retailers in Canada and the United States. Mr. Aders is also a member of the Board of Directors of ICC Technologies, Inc. a U.S. manufacturer of climate control and air conditioning equipment and services.

     For more than the past five years, Dr. Blackwell has been a professor of marketing at Ohio State University and President of Roger Blackwell Associates, Inc., a consulting firm and a member of the Board of Directors of Max & Erma's. In February, 1992, Dr. Blackwell became a member of the Board of Directors of Worthington Foods, Inc. Dr. Blackwell joined the Board of Directors of Intimate Brands, Inc. in 1995. In 1996, Dr. Blackwell became a director of Abercrombie & Fitch, Airnet Systems; and Applied Industrial Technologies. Dr. Blackwell also serves as a Trustee of Flex-Funds.

     Mr. Censits is currently a business consultant. Mr. Censits was Chief Executive Officer and a member of the Board of Directors of MedQuist, Inc. formerly Summit Health Group, Inc. from 1987 until 1995, and Chairman from 1992 to 1995. Mr. Censits is currently a director of MedQuist. MedQuist, Inc. provides health information management services to hospitals and other health care providers nationwide. Mr. Censits is a director of EnergyNorth, Inc., and is a Trustee of the University of Pennsylvania.

     Mr. Clark has been a managing director of Pryor & Clark, a company engaged in investments, since June, 1992. He served as President and Chief Operating Officer of Corcap, Inc. ("Corcap"), a company engaged in the manufacture of elastomer materials and components, from July, 1988 through June, 1992. From October, 1985 to July, 1988, Mr. Clark was the President and Chief Operating Officer of Lydall, Inc. ("Lydall"), a diversified manufacturing concern which manufactures industrial materials and components. Mr. Clark is a director of Acme United Corp., Corcap, CompuDyne Corporation and SS&C Technologies, Inc.

     Mr. Dowd has been President, Chief Executive Officer and a Director of the Company since January 1, 1995 and President and Chief Operating Officer of the Company since August, 1993. He was Executive Vice President of the Company from May 1992 to August 1993. Mr. Dowd was Executive Vice President -- Marketing, Sales and Service from April, 1989 to May, 1992 and Vice President of Sales from August, 1988 to April, 1989. Mr. Dowd is a director of MAB Paints, Inc., C&D Charter Power, Inc., and a board member of Holy Redeemer Health System, Inc., a not for profit organization.

     Dr. Margaona has been President and Chief Executive Officer of the Institute of Higher Studies and Research since 1982, President of MARESA since 1981 and President of the Certification Program for Retailing Managers since 1993. Dr. Margaona was founding President and Chief Executive Officer of ANTAD, National Retailers Association of Mexico from 1983 to 1990 and a director from 1990 to 1994; founding President of ALAS, Latin American Association of Supermarkets from 1986 to 1990; and an advisor to Food Marketing Institute International Advisory Board from 1993 to 1995. Dr. Margaona was appointed World Area Chair of the International Council of Psychologists in 1996 and a board member of Catalina Marketing de Mexico in the same year.

     Mr. Martino has been Vice Chairman of and a consultant to Symbol Technologies, Inc. since October, 1994 and President from December 1983 until October 1994.

     Mr. Porter was a private consultant to business from January, 1982 through 1994. Mr. Porter previously was a principal and consultant with Towers Perrin, international consultants to business in the management of human resources.

     Mr. Wolf has been Chairman of the Board since April, 1986 and Chairman of the Executive Committee since October, 1994. Mr. Wolf served as Chief Executive Officer of the Company from April, 1972 to December, 1994, President of the Company from July, 1977 to April, 1986 and from July, 1991 through August, 1993, and a director of the Company since July, 1969. Mr. Wolf is a director of Lydall.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors held 4 regular and 2 special meetings during the past fiscal year.

     The Board of Directors has an Audit Committee, a Compensation and Stock Option Committee and an Executive Committee. Messrs. Blackwell, Censits and Clark constitute the members of the Audit Committee; Messrs. Porter and Kalish constituted the members of the Compensation and Stock Option Committee; and Messrs. Wolf, Censits, Clark and Kalish constituted the members of the Executive Committee. The Audit Committee met twice during the last fiscal year with the Company's independent public accountants to discuss the scope and results of the annual audit and questions of accounting and tax policy. The Compensation and Stock Option Committee acted at various times during the last fiscal year to approve salaries and benefits and compensation arrangements for the Company's officers and to grant stock options. The Executive Committee met four times during the year to consider strategic financing alternatives, acquisitions and long-range goals of the Company. During the 1996 fiscal year, all directors attended all of the regularly scheduled meetings of the Board of Directors and of the committees on which they served.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company's Compensation and Stock Option Committee (the "Committee") consisted of Messrs. Porter and Kalish. None of the members of the Committee is or, during the last fiscal year was, an officer or employee of the Company or any of its subsidiaries.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Mr. Aders was late in filing two reports on Form 4 for transactions executed by his wife during 1996.

                             EXECUTIVE COMPENSATION

CASH, BONUS AND DEFERRED COMPENSATION

     The following table sets forth the total annual and long-term compensation paid by the Company for services in all capacities rendered during the fiscal years ended December 29, 1996, December 31, 1995 and December 25, 1994 to the Chief Executive Officer and its four most highly compensated executive officers other than the Chief Executive Officer (the "Named Officers"):

                           SUMMARY COMPENSATION TABLE

                                                            ANNUAL COMPENSATION        AWARDS
                                                            -------------------     -------------
                                                             SALARY      BONUS      STOCK OPTIONS
NAME AND PRINCIPAL POSITION                       YEAR       ($)(1)      ($)(2)          (3)
---------------------------                       ----       --------   -------     -------------
Kevin P. Dowd                                     1996        374,980         0         50,000
  President, Chief Executive                      1995        331,770   150,000        200,000
  Officer and Director                            1994        282,214         0

Albert E. Wolf                                    1996        314,300         0              0
  Chairman of the Board                           1995        314,300         0              0
                                                  1994        335,079         0              0

Steven G. Selfridge                               1996        237,028         0         30,000
  Executive Vice President                        1995        201,287    90,000        210,000
                                                  1994        187,979         0         40,000

William J. Reilly, Jr.                            1996        217,801         0         30,000
  Senior Vice President                           1995        200,937    90,000        150,000
                                                  1994        186,127         0         40,000

Michael E. Smith                                  1996        213,916         0         30,000
  Senior Vice President                           1995        184,494    90,000        150,000
                                                  1994        159,330         0         40,000

------------------
(1) Amounts shown in the "Salary" column include payments to the Named Officers under the Company's Executive Supplemental Plan, a plan adopted in 1991 for those of its highly compensated officers who are excluded by Internal Revenue Service regulations from participating in the Company's 401(k) savings plans. Payments under the Executive Supplemental Plan were made to or for the benefit of the Named Officers as follows: Mr. Dowd: 1996 -- $33,322; 1995 -- $30,293; 1994 -- $25,243; Mr. Wolf: 1994 -- $30,292; Mr.
    Selfridge: 1996 -- $22,544; 1995 -- $19,347; 1994 -- $18,137; Mr. Reilly:
    1996 -- $19,690; 1995 -- $18,175; 1994 -- $16,812; Mr. Smith: 1996 --
    $19,185; 1995 -- $17,165; 1994 -- $14,338. Amounts shown also reflect the
    Company's matching contribution under the Checkpoint Systems, Inc. Employee Stock Purchase Plan for each of the Named Officers for the year 1996 in the amount of $997 and the years 1994 and 1995 in the amount of $884 (but as to Mr. Wolf for 1994 only) in the amount of $884. Beginning in 1995 Mr. Wolf ceased participating in the Executive Supplemental Plan and the Employee Stock Purchase Plan.
(2) Bonus amounts were paid pursuant to the Company's Profit Incentive Plan, described under the caption "Compensation Committee Report on Executive Compensation."
(3) Options reflected in the "Awards/Stock Options" column reflect grants of options to purchase the Company's Common Stock under the Company's Stock Option Plan (1992) and its predecessor plans, described under the caption "Compensation Committee Report on Executive Compensation."

     The Company does not grant SARs or restricted stock to officers.

     The aggregate value of personal benefits received by each executive officer named in the foregoing table during the last fiscal year did not exceed the lesser of $50,000 or 10% of the annual salary and bonus reported for the Named Officer in the "Salary" and "Bonus" columns of the Summary Compensation Table above and thus is not required to be disclosed.

     Set forth below is further information with respect to grants of stock options made during the fiscal year ended December 29, 1996 under the Checkpoint Systems, Inc. Stock Option Plan (1992) to the Named Officers:

                       OPTION GRANTS IN LAST FISCAL YEAR


                                          INDIVIDUAL GRANTS                                         POTENTIAL REALIZABLE
-------------------------------------------------------------------------------------------------     VALUE AT ASSUMED
                                     NUMBER OF         % OF TOTAL                                   ANNUAL RATES OF STOCK
                                    SECURITIES       OPTIONS/SAR'S                                 PRICE APPRECIATION FOR
                                    UNDERLYING         GRANTED TO      EXERCISE OR                   OPTION TERM (2)(3)
                                   OPTIONS/SAR'S      EMPLOYEES IN      BASE PRICE    EXPIRATION   ----------------------
NAME                              GRANTED (#)(1)       FISCAL YEAR        ($/SH)         DATE        5%($)      10%($)
----                             -----------------  -----------------  ------------  ------------  ---------  -----------
Kevin P. Dowd                            3,524             0.3816          28.3750       07/23/06     62,885      159,364
                                        46,476             5.0324          28.3750       01/23/07    312,975    2,270,115

Albert E. Wolf                               0                  0                0              0          0            0
                                             0                  0                0              0          0            0

Steven G. Selfridge                      3,524             0.3816          28.3750       07/23/06     62,885      159,364
                                        26,476             2.8668          28.3750       01/23/07    502,932    1,293,217

William J. Reilly, Jr.                   3,524             0.3816          28.3750       07/23/06     62,885      159,364
                                        26,476             2.8668          28.3750       01/23/07    502,932    1,293,217

Michael E. Smith                         3,524             0.3816          28.3750       07/23/06     62,885      159,364
                                        26,476             2.8668          28.3750       01/23/07    502,932    1,293,217

------------------
(1) Table reflects options granted to the Named Officers listed above to purchase the Company's Common Stock. For each of the named officers granted options, the top figure reflects an incentive stock option ("ISO") and the bottom figure(s) reflect a grant which is not an ISO ("NSO"). Under the Checkpoint

    Systems, Inc. Stock Option Plan (1992) (the "Stock Option Plan"), options are immediately exercisable (subject to a six-month holding requirement in the case of management subject to Section 16 of the Securities Exchange Act of 1934), and to purchase Common Stock; the term of such options is generally ten years (in the case of an ISO), and ten years and six months (in the case of an NSO).
(2) Represents gain that would be realized assuming the options were held until expiration and the stock price increased at compounded rates of 5% and 10% from the base price per share.
(3) The dollar amounts under these columns use the 5% and 10% rates of appreciation required by the Securities and Exchange Commission. This presentation is not intended to forecast possible future appreciation of the Company's Common Stock.

OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

     Set forth below is information with respect to options exercised and unexercised as of the fiscal year ended December 29, 1996 for each of the Named Officers.

    AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY END OPTION VALUES

                                                                  NUMBER OF SECURITIES    VALUE OF UNEXERCISED
                             SHARES ACQUIRED ON                  UNDERLYING UNEXERCISED       IN-THE-MONEY
                              EXERCISE OR WITH                      OPTIONS/SAR'S AT          OPTIONS/SAR'S
                              RESPECT TO WHICH                       FY-END (#)(2)          AT FY-END ($)(3)
                                OPTION GRANTS                    ----------------------  -----------------------
                                  EXERCISED            VALUE          EXERCISABLE/             EXERCISABLE/
NAME                                 (#)              ($)(1)         UNEXERCISABLE            UNEXERCISABLE
----                        ---------------------  ------------  ----------------------  -----------------------
Kevin P. Dowd                        130,000          2,361,057        370,000/0               4,661,874/0
Albert E. Wolf                             0                  0        459,356/0               8,928,841/0
Steven G. Selfidge                   192,000          3,206,601        240,000/0               2,340,625/0
William J. Reilly, Jr.               150,000          2,211,748        130,000/0               1,236,250/0
Michael E. Smith                     160,000          2,251,061        110,000/0                 957,500/0

------------------
(1) Represents the difference between the fair market value of the shares at the date of exercise and the exercise price multiplied by the number of shares acquired.
(2) The first number represents the number of exercisable but unexercised options; the second number represents the number of unexercisable options.
(3) The first number represents the value based upon the stock price at fiscal year-end of exercisable but unexercised options; the second number represents the value of unexercisable options.

COMPENSATION OF DIRECTORS

     In 1996, directors who were not employees of the Company received $1,000 each fiscal quarter and $2,000 for each Board of Directors' meeting that they attended. Directors who are employees of the Company do not receive any additional compensation for their service as directors.

     Non-employee directors are eligible to receive NSO's pursuant to a formula set forth in the Company's Stock Option Plan, described in footnote (1) to the "Option Grants" table and under the heading "Compensation Committee Report on Executive Compensation." Under the Stock Option Plan, each non-employee member of the Board of Directors shall be granted a NSO on April 29, 1995 and on April 29 of each third year thereafter during which the Plan shall remain in effect, provided that the non-employee member of the Board of Directors is then serving in such position and provided further that there are then available sufficient shares under this Plan. Each such NSO will cover the lesser of (i) 10,000 shares (approximately adjusted if necessary for stock dividends, stock split or other changes) of common stock, (ii) a number of shares of common stock having an aggregate fair market value on the date of grant equal to $100,000, or
(iii) the number of shares then available under the applicable limits of the plan. Pursuant to the Stock Option Plan, on April 29, 1995, each non-employee director received options to purchase 9,356 shares.

     Effective January 1, 1995, the Company entered into an agreement with Mr. Wolf. As compensation, Mr. Wolf will receive $530,014 per year for five years, of which $255,014 will be deferred annually. In addition, the Company will pay the sum of $125,000 in five equal installments of $25,000 each commencing January 1, 1995 to Mr. Wolf for his agreement not to compete.

     The Company entered into a consulting agreement on November 1, 1994 with The Advisory Board, Inc. a company owned by Robert O. Aders, a member of the Board of Directors. The agreement term ends December 31, 1997 and requires a payment of $20,000 per quarter during the contract period. The Company paid $80,000 to The Advisory Board, Inc. for the year 1996.

     Effective July 1, 1995, the Company entered into Employment Agreements (each an "Agreement") with each of the Named Officers, one of whom is Mr. Dowd, who is also a Director of the Company. Mr. Dowd's Agreement is for a period of three years and each other Agreement is for a period of two years. Each Agreement provides that upon termination of employment in certain circumstances the executive would be entitled to severance pay of not less than twelve months of base salary and not more than eighteen months of base salary plus health insurance benefits during such period. A change-in-control of the Company (as defined in the Agreement) or a change in the responsibilities or duties of the executive could result in severance payments to the executive under the Agreement. Each Agreement provides for a two year non-compete period by the executive commencing upon the date of termination of employment from the Company.

COMPENSATION AND STOCK OPTION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors has furnished the following report on executive compensation:

GENERAL

     Under the supervision of the Compensation Committee of the Board of Directors, the Company has developed and implemented compensation policies, plans and programs which seek to enhance the profitability of the Company, and thus shareholder value, by aligning the financial interests of the Company's senior management with those of its shareholders. In furtherance of these goals, and because the Committee believes that it is appropriate that senior management have a greater portion of their compensation at risk than other employees, annual cash base salaries of senior management are generally set somewhat below what the Committee (based on a review of various analytical data secured from outside consultants) believes to be salary levels paid to senior management of similar sized companies with comparable responsibilities. Annual base salary and longer term incentive compensation provide an important incentive in attracting and retaining corporate officers and other key employees and motivating them to perform to the full extent of their abilities in the best long-term interests of the shareholders. Both types of compensation are variable and are closely tied to the Company's performance in a manner that encourages a sharp and continuing focus on building revenue growth, long term profitability and shareholder value.

     In the early part of each fiscal year, the Committee reviews with the Chief Executive Officer and approves, with any modifications it deems appropriate, an annual compensation plan for each of the Company's senior executives (other than the Chief Executive Officer). This salary plan is developed by the Company's human resources staff based on a review of industry, peer group and national surveys of compensation levels, historical compensation policies of the Company, and, to a large extent, subjective judgments of the Committee relating to the past and expected future contributions, level of experience, leadership abilities and overall performance. In addition, the Committee is advised, from time to time upon request, by independent compensation consultants concerning compensation competitiveness.

     The Committee also reviews and fixes the base salary of the Chief Executive Officer based on a review of similar data and the Committee's subjective assessment of his past performance and its expectation as to his future contributions in leading the Company and its businesses. For 1996, Mr. Dowd's compensation was formulated by the Committee based on these factors as well as the Committee's expectation that revenue growth of the Company would continue in the 20% to 30% range and that continued structural changes would have to be made in 1996 for the long-term benefit of the Company. Mr. Dowd's salary and incentive program was approved by unanimous vote of the Board of Directors (with Mr. Dowd abstaining). Mr. Dowd's base salary for the fiscal year 1996 was set at $330,000. Mr. Dowd was given the right to participate in the Profit Incentive Plan (see below). Mr. Dowd's participation percentage was 20% plus any discretionary allocation. Mr. Dowd did not receive a payment under the Profit Incentive Plan for the fiscal year 1996.

     Effective January 1, 1995, the Company entered into an agreement with A.E. Wolf, former Chief Executive Officer and current Chairman of the Board of Directors. Pursuant to the agreement, Mr. Wolf is to receive $530,014 annually for five years, of which $255,014 will be deferred annually. In addition, the Company will pay the sum of $125,000 in five equal installments of $25,000 each to Mr. Wolf for his agreement not to compete. Mr. Wolf does not participate in the Profit Incentive Plan, discretionary bonus plan or the Stock Option Plan.

LONG TERM COMPENSATION

     In addition to salary, senior management of the Company has the potential to receive additional compensation from one of three possible sources: the Company's Profit Incentive Plan, discretionary management bonuses and the Stock Option Plan.

     For 1996 and subsequent years, the Board of Directors approved the Profit Incentive Plan ("PIP"). The Chief Executive Officer and President and certain Vice Presidents participate in the PIP. Under the PIP, a bonus pool is created when pre-tax, pre-bonus earnings exceed 18% of the adjusted beginning balance of Shareholders Equity for the relevant year. If such earnings are attained, a bonus pool is created equal to (i) 3% of all pre-tax, pre-bonus earnings, plus
(ii) 6% of pre-tax, pre-bonus earnings in excess of 27% of the adjusted beginning balance of Shareholders Equity for the relevant year. Distribution of the pool, if any was created, for 1996 was determined as follows: 20% to Mr. Dowd; 10% to Mr. Aguilera, the Company's Senior Vice President -- Manufacturing; 10% to Mr. Selfridge; 10% to Mr. Reilly; 10% to Mr. Smith; 5% to Mr. Austin, the Company's Vice President -- General Counsel and Secretary; and 5% to Mr. Reinhold, the Company's Vice President -- Finance, Chief Financial Officer and Treasurer. The remaining 30% would be divided among the foregoing at the discretion of the Committee taking into account such subjective factors as they determined to be appropriate under the circumstances. The Board of Directors, in conjunction with the Compensation Committee recommendation, determined that setting a minimum floor on the PIP before any bonus pool is created, equal to 18% of the adjusted beginning balance of shareholder equity, focused the executive management of the Company on first addressing the minimum appropriate level of shareholder value increases. Only after attaining this appropriate return for shareholders, will senior management begin to participate in the PIP. The target minimums were not attained by the Company in 1996, and therefore no bonuses were paid from the PIP for the fiscal year 1996. No discretionary bonuses were paid for the fiscal year 1996.

     In order to provide incentives to employees over the longer term, the Company maintains the Stock Option Plan. At various times during the year, the Committee grants options to purchase the Company's Common Stock under the Stock Option Plan. The Company has granted options under various plans since 1982, but the current plan has been in effect since 1987. Under this plan, as most recently approved by the Shareholders at the 1992 Annual Meeting of Shareholders, the Committee has the authority to grant both incentive and non-incentive options to purchase the Company's Common Stock at an exercise price of at least 100% of the fair market value on the date of grant. All employees of the Company and its affiliates are eligible to receive awards of options thereunder; non-employee directors may only receive non-incentive options as set forth in the Stock Option Plan. The maximum number of shares available for option under the Plan from its inception is 9,000,000; 341,114 remain available for grant thereunder as of March 13, 1997. The Committee believes that the Stock Option Plan has been well-received by employees and directors as a way to attract and retain quality management and encourage them to strive for the long-term success of the Company.

     Stock option awards under the Stock Option Plan typically are granted annually, although several grants were made in 1996. In fixing the grants of stock options to the individual senior management group during 1996, including the Named Officers other than the Chief Executive Officer, the Committee reviewed with the Chief Executive Officer the recommended individual awards, taking into account such facts and subjective issues such as the respective scope of accountability, strategic and operational goals, performance requirements and anticipated contributions of each of the senior management group and information on previous awards under the Stock Option Plan. Any awards to the Chief Executive Officer are fixed separately by the Committee and are based, among other things, upon a subjective review of competitive compensation data from several surveys, data from selected peer companies, information regarding his total compensation and historical information regarding his long-term compensation awards as well as the Committee's subjective evaluation of his past and expected future contributions to the Company's achievement of long-term performance goals, including revenue and earnings growth.

     The Committee believes that its past grants of options and the Profit Incentive Plan have successfully focused the Company's senior management on building profitability and shareholder value.

                                          The foregoing report submitted by:

                                          Allan S. Kalish
                                          Jermain B. Porter

                                     [GRAPH]

     In the printed version of the document, a line graph appears which depicts the following plot points:

                                                    NYSE/AMEX/NASDAQ
                             NYSE/AMEX/NASDAQ     Electronic Components
                                Stock Market         and Accessories
Year Checkpoint Systems, Inc.      Index                  Index
---- ------------------------ ---------------     ---------------------
1991       100.0                  100.0                  100.0
1992       219.4                  112.6                  145.8
1993       145.2                  124.4                  196.9
1994       251.6                  124.3                  220.1
1995       482.3                  169.9                  208.4
1996       622.6                  346.2                  535.6


     Assumes $100 invested on December 27, 1991 in Checkpoint Systems, Inc. Common Stock, the Center for Research in Security Prices Index ("CRSP Index") for NYSE/AMEX/NASDAQ Stock market, the CRSP Index for NYSE/AMEX/NASDAQ Electronic Components and Accessories.

                   RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

     Coopers & Lybrand L.L.P. ("Coopers"), the Company's independent certified public accountants for the fiscal year 1996, have been selected to continue for the fiscal year 1997. A representative of Coopers is expected to be present at the Meeting and will have the opportunity to make a statement if he desires to do so. The representative is also expected to be available to respond to appropriate questions.

                       PROPOSALS FOR SHAREHOLDER APPROVAL

    PROPOSAL TO EXTEND THE TERMINATION DATE OF THE STOCK OPTION PLAN (1992)
                       FROM MAY 17, 1997 TO MAY 17, 2007;
                 INCREASE THE NUMBER OF SHARES OF COMMON STOCK;
                     AND MODIFY BOTH THE NUMBER OF OPTIONS
    ISSUABLE TO NON-EMPLOYEE DIRECTORS AND THE ISSUANCE DATE OF SUCH OPTIONS
               CHECKPOINT SYSTEMS, INC. STOCK OPTION PLAN (1992)

     At a regular meeting of the Board of Directors of the Company held on February 26, 1997, proposals were considered and acted upon to: (a) extend the termination date of the Stock Option Plan; (b) increase, by 3,000,000 shares to 12,000,000 shares the number of shares eligible to be optioned thereunder; and
(c) modify both the number of Options issuable to Non-Employee Directors and the issuance date of such Options.

     In the opinion of the Board of Directors, the ability to grant options to employees and non-employee members of the Board of Directors gives the Company the ability to attract and retain the highest caliber employees, officers and directors. The Stock Option Plan has been very well received by the employees and non-employee directors of the Company. Because the Stock Option Plan terminates on May 17, 1997; nearly all of the shares of stock originally allocated to the Stock Option Plan have been granted. Therefore, the Board is of the view that the allocation of an additional 3,000,000 shares of Common Stock of the Company is well advised, and that the Plan be extended to May 17, 2007. In addition, the Board is of the opinion that the ability to grant stock options to newly appointed or elected non-employee directors upon their first serving as a director and upon their re-election is important in attracting qualified candidates.

     The key terms of the Stock Option Plan are as follows:

          1. Number of Shares. The aggregate maximum number of shares of the Company's Common Stock, $.10 par value per share (the "Shares") as to which Options may be granted, will if the proposal set forth herein respecting the Stock Option Plan is approved, be 12,000,000 Shares of which 8,658,886 Shares have already been optioned. The maximum number of Shares will be adjusted to reflect certain changes in the Company's capitalization. The Company receives no consideration in connection with the grant of an Option.

          2. Administration. The Stock Option Plan will be administered by the Compensation and Stock Option Committee of the Board of Directors (the "Committee") comprised of non-employee Directors of the Company.

          3. Eligibility. Eligible participants under the Stock Option Plan are all employees and non-employee directors of the Company and its subsidiaries except that only employees are eligible to receive ISO's under the Stock Option Plan. At December 29, 1996, approximately 2,628 employees and 8 non-employee directors are eligible to participate in the Stock Option Plan.

          4. Term. The Stock Option Plan was approved at the April 29, 1992 Annual Meeting of Shareholders and further amended and restated at the April 27, 1995 Annual Meeting of Shareholders. No Options may be granted under the Stock Option Plan after May 17, 2007, if the proposal set forth herein respecting the Stock Option Plan is approved.

          5. Term of Options. All Options terminate on the earliest of: (a) the expiration of the term specified in the Option, which shall not exceed
     (i) ten years from the date of grant (plus six months in the case of non-incentive stock options) or (ii) in the case of an ISO, five years from the date of grant if the recipient on the date of grant owns, directly or by attribution under Section 425(d) of the Code, Shares possessing more than 10% of the total combined voting power of all classes of stock of the company or any affiliate; (b) the expiration of three months from the date an employee's employment or non-employee director's service terminates for any reason other than disability, death or cause (unless the Committee in its discretion, at the time of termination, approves an extension of such period under certain circumstances); (c) the expiration of one year from the date the employee's employment or non-employee director's service terminates by reason of the employee or non-employee director's disability or death; (d) the date that an employee's employment or a non-employee director's service terminates for cause; or (e) the date set by the Committee to be an accelerated expiration date in the event of a dissolution or liquidation of the Company or upon the occurrence of certain other corporate transactions. The Committee with the agreement of the Optionee, may extend, accelerate, modify or terminate the term of any Option.

          6. Option Price. The exercise price of Options must be at least 100% of the fair market value of the Common Stock on the date the Option is granted, however, if the recipient possesses more than 10% of the total combined voting power of all classes of stock of the Company or an affiliate, then the exercise price for an ISO must be at least 110% of the fair market value of the Common Stock on the date the Option is granted.

          7. Maximum Grant. Subject to the terms of the Stock Option Plan, the number of Options to be granted to each Optionee is within the discretion of the Committee. Any ISO or a number of Shares granted under the Plan shall limit the number of Shares for which an Optionee may exercise the Option for the first time in any calendar year to Shares with an aggregate fair market value, determined at the time the Option is granted, not in excess of $100,000. The $100,000 exercise limit for any calendar year shall be reduced by the fair market value of Shares (determined at the time of ISO grant) for which the Optionee was granted an ISO after December 31, 1986 under any plan of the company or subsidiary that first becomes exercisable in such calendar year. In addition, no director may receive Options to purchase in the aggregate, more than 10% of the Shares reserved for issuance under the Stock Option Plan, subject to adjustment in the event of certain changes in the Company's capitalization. Non-employee directors may receive Options only in accordance with provisions contained in the Stock Option Plan. If the proposal set forth herein respecting the Stock Option Plan is approved, newly appointed or elected Non-employee directors, first serving on the Board on or after April 23, 1997, shall receive Options for 10,000 Shares and each member shall receive Options for 10,000 Shares upon re-election to the Board of Directors.

          8. Payment. An Optionee may pay for Shares issuable upon the exercise of an Option in a combination of cash or certified check, or if the Committee so permits, in whole or in part in Shares held by the Optionee or purchasable by the Optionee under the Option then being exercised. (Such Shares, if utilized for payment of the Option Price, are valued at the fair market value on the date of their delivery to the Company.)

          9. Option Document. All Options are required to be evidenced by written documents containing provisions consistent with the Stock Option Plan and such other provisions as the Committee deems appropriate. Such Option Documents limit the transferability of Options evidenced thereby.

          10. Amendment. The Board of Directors may amend the Stock Option Plan from time to time in such manner as it may deem advisable. However, the Board of Directors may not, without obtaining Shareholder approval, (i) decrease the minimum exercise price of an ISO granted under the Stock Option Plan, or increase the maximum number of Shares which may be sold under the Stock Option Plan (other than as a result of changes in the Company's capitalization),
     (ii) materially increase the benefits accruing to Optionees under the Plan; or (iii) materially modify the requirements for participation in the Plan.

     For Federal income tax purposes, a recipient of an ISO will not recognize taxable income upon either the grant or exercise of the ISO. However, the amount by which the fair market value of the Shares at the time of exercise (determined without regard to certain restrictions) exceeds the exercise price of the Option will be treated as an item of tax preference and included in the computation of such Optionee's "alternative minimum taxable income" in the year he exercises the ISO. Such an Optionee will recognize long-term capital gain or loss on the disposition of the Shares acquired upon exercise of the ISO provided the Optionee does not dispose of the Shares within two years from the date the ISO is granted or within one year after the Shares subject to the Option were transferred to him. Long-term capital gain is, under present tax laws, taxed at the same rate as ordinary income. If the Optionee satisfies both of the foregoing holding periods, the Company will not be allowed a deduction by reason of the grant or exercise of an ISO.

     For Federal income tax purposes, a recipient of a non-qualified option will not recognize taxable income at the time of grant, and the Company will not be allowed a deduction by reason of the grant. Such an Optionee will recognize ordinary income in the taxable year in which he exercises the non-qualified option, in an amount equal to the excess of the fair market value of the Shares at the time of exercise over the exercise price of the Option, and the Company will be allowed a deduction in that amount. Upon disposition of the Shares subject to the Option, the Optionee will recognize long-term or short-term capital gain or loss, depending upon the length of time he held the Shares prior to disposition and the Optionee's basis in the Shares subject to the Option (which basis is ordinarily the fair market value of the Shares on the date the Option was exercised).

     The last reported sales price of the Company's Common Stock, as reported on the New York Stock Exchange on March 18, 1997 was $18.19.

     The foregoing description of the Stock Option Plan is qualified in its entirety by reference to the Stock Option Plan document.

     For information concerning the Company's employee benefit plans in which executive officers are eligible to participate, see the Section of this Proxy Statement entitled "Compensation Committee Report on Executive Compensation."

     THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" THE PROPOSAL TO APPROVE THE AMENDMENTS TO THE CHECKPOINT SYSTEMS, INC. STOCK OPTION PLAN (1992). The affirmative vote of a majority of the shares present and voting at the Meeting shall be necessary to carry this proposal.

                             SHAREHOLDER PROPOSALS

     In order for Shareholder proposals to be considered for inclusion in the Company's proxy materials for the next Annual Meeting of Shareholders, such proposals must be received by the Company no later than November 26, 1997.

                        COST OF SOLICITATION OF PROXIES

     The Company will bear the cost of the solicitation of the Board of Directors' proxies for the Meeting, including the cost of preparing, assembling and mailing proxy materials, the handling and tabulation of proxies received and charges of brokerage houses and other institutions, nominees and fiduciaries incurred in forwarding such materials to beneficial owners. In addition to the mailing of the proxy material, such solicitation may be made in person or by telephone or telegraph by directors, officers or regular employees of the Company who will not be specifically compensated therefor, or by a professional proxy solicitation organization engaged by the Company.

                           ANNUAL REPORT ON FORM 10-K

     THE COMPANY WILL PROVIDE, WITHOUT CHARGE TO EACH PERSON SOLICITED BY THIS PROXY STATEMENT, ON THE WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K (INCLUDING THE FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES THERETO) AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR ITS MOST RECENT FISCAL YEAR. SUCH WRITTEN REQUEST SHOULD BE DIRECTED TO NEIL D. AUSTIN, SECRETARY, AT THE ADDRESS OF THE COMPANY APPEARING ON THE FIRST PAGE OF THIS PROXY STATEMENT.